EXHIBIT 23.2
                                                            ------------


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 30, 1994, relating to the financial statements of Belmac Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the year ended December 31, 1993 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the headings "Experts" in such Prospectus.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Tampa, Florida
December 18, 1995



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